Exhibit 99.1

Media	Investors
Kelley Maggs	Craig Steeneck
1-973-541-6640	1-973-541-6622
kelley.maggs@pinnaclefoodscorp.com	craig.steeneck@pinnaclefoodscorp.com

Robert J. Gamgort Named

Chief Executive Officer of Pinnacle Foods Group LLC

MOUNTAIN LAKES, NJ – July 13, 2009 – The Board of Directors of Pinnacle Foods Group LLC, a portfolio company of The Blackstone Group, today announced the appointment of Robert J. “Bob” Gamgort as its Chief Executive Officer, effective immediately. Mr. Gamgort most recently served as North American President for Mars Incorporated. He replaces Jeffrey Ansell, who is leaving the Company to pursue other interests. Concurrent with this change, Roger K. Deromedi, who currently serves as Executive Chairman of the Board of Directors, will become Non-Executive Chairman.

“The Board is delighted that Bob has joined the Company to further accelerate its growth and capture the full potential of its iconic brands. Bob is one of the most talented and respected executives in the food industry, with a demonstrated ability to lead and innovate,” said Roger K. Deromedi.

“The Blackstone Group is privileged to have an executive with Bob’s talent and experience to lead the Company. We look forward to working with Bob to continue the strong recent performance at Pinnacle and to build the Company into a larger branded foods company via organic growth and acquisitions,” said Prakash Melwani, Senior Managing Director at Blackstone.

“I am excited to partner with Blackstone, Roger and the Pinnacle Team to build on Pinnacle’s strong momentum and deliver our collective vision of a bigger, stronger, faster growing company,” said Bob Gamgort.

From 2002 through 2009, Mr. Gamgort served as North American President for Mars Incorporated, where he managed the Company’s $8 billion revenue portfolio of confectionery, main meal, pet food and retail businesses in North America. Mr. Gamgort joined Mars in 1998, initially serving as Vice President of Marketing for M&M / Mars and then as General Manager of its Chocolate Unit. Prior to joining Mars, Mr. Gamgort served as President of Major League Baseball Properties. Mr. Gamgort began his career at Kraft Foods where he served in key marketing, sales, corporate strategy and general management roles. Mr. Gamgort holds a MBA from the Kellogg Graduate School of Management at Northwestern University and a BA in Economics from Bucknell University. Mr. Gamgort serves on the Board of Trustees for Bucknell University, the New Jersey State Employment Training Commission and the Schiff Natural Lands Trust.

Regarding Mr. Ansell, Mr. Deromedi said, “We appreciate that Jeff remained as Pinnacle’s CEO for over two years after the Company was purchased by the Blackstone Group. He brought a strong consumer focus to the business that will benefit Pinnacle in the years ahead. Importantly, he successfully navigated the business through a challenging and dynamic period in the food industry, and assembled a strong management team that will continue to provide leadership to the Company. We thank him for his dedication and hard work and wish him well in the future.”

About Pinnacle Foods Group LLC

Pinnacle Foods Finance LLC is a leading producer, marketer and distributor of high-quality branded food products in the dry foods and frozen foods segments. The dry foods segment consists primarily of Duncan

Hines® baking mixes and frostings, Vlasic® pickles, peppers and relish; Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes, Armour® canned meats and Open Pit® barbecue sauces. The frozen foods segment consists primarily of Swanson® and Hungry-Man® frozen dinners and entrees; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfasts, Lender’s® bagels and Celeste® frozen pizza. The Company primarily offers its products through its broker network to traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs. It also offers products for foodservice and private label.

About The Blackstone Group

The Blackstone Group is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of corporate private equity funds, real estate funds, funds of hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.